                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ROMAC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

ROMAC INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2000
--------------------------------------------------------------------------------

Dear Romac Shareholder:

On Friday, May 5, 2000, Romac International, Inc. will hold its 2000 Annual Meeting of Shareholders at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602. The meeting will begin at 9:00 a.m., eastern time.

We are holding this meeting to:

     1. Elect three Class III directors to hold office for a three year term expiring in 2003 and one Class I director to hold office for a one year term expiring in 2001;

     2. Approve an amendment to the Company's Articles of Incorporation to change the Company's name to kforce.com, Inc.;

     3.  Approve amendments to the Company's Stock Incentive Plan; and

     4.  Attend to other business properly presented at the meeting.

Your Board of Directors has selected March 20, 2000 as the record date for determining shareholders entitled to vote at the meeting.

This proxy statement, proxy card and the Company's 1999 Annual Report to Shareholders are being mailed on or about April 14, 2000. EACH SHAREHOLDER, EVEN THOUGH HE OR SHE MAY NOT PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       William L. Sanders

                                       Secretary

Tampa, Florida
April 14, 2000

                               TABLE OF CONTENTS

                                                              Page
QUESTIONS AND ANSWERS.......................................     1
PROPOSALS YOU MAY VOTE ON...................................     3
       Proposal 1. Election of Directors....................     3
       Proposal 2. Approval of an Amendment to the Company's
                   Articles of Incorporation to change the
                   Company's name to kforce.com, Inc........     5
       Proposal 3. Approval of Amendments to the Company's
                   Stock Incentive Plan.....................     5
STOCK OWNERSHIP.............................................     8
       Directors and Other Named Executive Officers.........     8
       Shareholders.........................................     8
       Section 16(a) Beneficial Ownership Reporting
        Compliance..........................................    10
       Independent Auditors.................................    10
DIRECTORS AND EXECUTIVE OFFICERS............................    11
EXECUTIVE COMPENSATION......................................    14
       Summary Compensation Table...........................    14
       Option Grants During Fiscal Year 1999................    15
       Option Exercises During Fiscal Year 1999 and Fiscal
        Year End Option Values..............................    16
       Employment and Severance Contracts...................    16
       Compensation Committee Interlocks and Insider
        Participation.......................................    17
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....    17
       Compensation Policy..................................    17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    20
COMPANY STOCK PRICE PERFORMANCE GRAPH.......................    22
SHAREHOLDER PROPOSALS.......................................    23
OTHER MATTERS...............................................    23
APPENDIX A..................................................   A-1
APPENDIX B..................................................   B-1
APPENDIX C..................................................   C-1

                             QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------

Q: WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because the
   Board of Directors (the "Board") of Romac International, Inc. (the "Company") is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ("SEC") and which is designed to assist you in voting.
--------------------------------------------------------------------------------

Q: WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A: The Annual Meeting will be held on Friday, May 5, 2000 at 9:00 a.m. at The
   Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602.
--------------------------------------------------------------------------------

Q: WHAT MAY I VOTE ON?

A: (1) The election of three Class III directors to hold office for a three-year term expiring in 2003 and one Class I director to hold office for a one year term expiring in 2001;
   (2) Approval of an amendment to the Company's Articles of Incorporation to change the Company's name to kforce.com, Inc.; and
   (3) Approval of the Amendments to the Company's Stock Incentive Plan.
--------------------------------------------------------------------------------

Q: HOW DOES THE COMPANY'S BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Company's Board recommends a vote FOR each of the proposals.
--------------------------------------------------------------------------------

Q: WHO IS ENTITLED TO VOTE?

A: Only those who owned the Company's common stock at the close of business on
   March 20, 2000 (the "Record Date") are entitled to vote at the Annual
   Meeting.
--------------------------------------------------------------------------------

Q: HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:
   (1) notifying the Company's Corporate Secretary;
   (2) voting in person; or
   (3) returning a later-dated proxy card.

--------------------------------------------------------------------------------

Q: HOW MANY SHARES CAN VOTE?

A: As of the Record Date, 44,195,845 shares of the Company's common stock were issued and outstanding. Every shareholder of the Company's common stock is entitled to one vote for each share held.
--------------------------------------------------------------------------------

Q: WHAT IS A "QUORUM"?

A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.
--------------------------------------------------------------------------------

Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: Although we do not know of any business to be considered at the Annual
   Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David L. Dunkel, the Company's Chief Executive Officer and William L. Sanders, the Company's Vice President, Secretary and Chief Financial Officer, or either of them, to vote on such matters at their discretion.
--------------------------------------------------------------------------------

Q: WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF
   SHAREHOLDERS DUE?

A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to William L. Sanders, Corporate Secretary, Romac International, Inc., 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606, by December 30, 2000.
--------------------------------------------------------------------------------

Q: WHO WILL PAY FOR THIS PROXY SOLICITATION?

A: The Company will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

                           PROPOSALS YOU MAY VOTE ON

PROPOSAL 1.   ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Company's Board is divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2000 (Class III directors), 2001 (Class I directors) and 2002 (Class II directors). At the Annual Meeting, you and the other shareholders will elect three individuals to serve as directors until the 2003 Annual Meeting and one individual to serve until the 2001 Annual Meeting. The Board has nominated W.R. Carey, Jr., David L. Dunkel, and Karl Vogeler to stand for election at the Annual Meeting for Class III director seats and Howard Sutter to stand for election for a Class I director seat. Detailed information on each nominee is provided on pages 11 to 13. Each of the nominees for director is a current member of the Board.

     The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Carey, Dunkel, Vogeler and Sutter unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
--------------------------------------------------------------------------------

     The full Board considers all major decisions concerning the Company. However, the Board has established the following three standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

- COMPENSATION COMMITTEE. The Compensation Committee reviews and approves the Company's compensation plans covering executive officers and other key management employees; reviews the competitiveness of the Company's total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees; and reviews and approves special hiring and severance arrangements with executive officers. The members are W. R. Carey, Jr., Wayne D. Emigh, Todd W. Mansfield and Gordon Tunstall. The Compensation Committee held five meetings in 1999.

- AUDIT COMMITTEE. The Audit Committee reviews the professional services and independence of the Company's independent auditors, and the Company's accounts, procedures and internal controls. The Audit Committee recommends to the Board for appointment the firm selected to be independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent accountants or the Board; and evaluates all public financial reporting documents of the Company. The members are John N. Allred, W. R. Carey, Jr., Gordon Tunstall and Karl Vogeler. The Audit Committee held three meetings in 1999.

- NOMINATION COMMITTEE. The Board created a Nomination Committee in 1998. The Nomination Committee was created to make recommendations to the Board regarding the size and composition of the Board. The Nomination Committee will also establish procedures for the nomination process, recommend candidates for election to the Company's Board and nominate officers for election by the Board. The members are W.R. Carey, Jr., David L. Dunkel and Karl Vogeler. The Nomination Committee held two meetings in 1999. The Nomination Committee will consider nominees for the Board that are proposed by the shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee's consideration may do so by giving the candidate's name and qualifications in writing to William L. Sanders, Corporate Secretary, 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606.

- EXECUTIVE COMMITTEE. During 1999 the Company established an Executive Committee consisting of David L. Dunkel, Wayne D. Emigh, Todd W. Mansfield and Gordon Tunstall. The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by the Company's Articles of Incorporation or Bylaws to be acted upon exclusively by the Board. The Executive Committee held no meetings in 1999.

     The Company's Board met 11 times during 1999. Each director attended more than 75% of the total number of meetings of the Company's Board and Committees on which he served.

COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------

     Directors who are not employees of the Company are paid $15,000 annually plus $1,000 for each Board meeting attended with a duration of 30 minutes or longer, and $1,000 for each committee meeting attended. All committee chairman receive an additional $5,000 per year. All directors also receive a yearly grant of options to purchase 5,000 shares of the Company's stock and receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Company's Board. No director who is an employee of the Company receives separate compensation for services rendered as a director. During 1999, some of the Company's non-employee directors also received options to purchase the Company's stock as set forth in the table below.

                                   1999 STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS
                             ---------------------------------------------------------------
                                NUMBER OF SECURITIES      EXERCISE OF BASE
NAME                         UNDERLYING OPTIONS GRANTED     PRICE ($/SH)     EXPIRATION DATE
----                         --------------------------   ----------------   ---------------
John N. Allred.............            15,000                  14.469           5/28/2009
Wayne D. Emigh.............             5,000                  14.469           5/28/2009
Todd W. Mansfield..........            15,000                  14.469           5/28/2009
Gordon Tunstall............            15,000                  14.469           5/28/2009
Karl Vogeler...............            10,000                  14.469           5/28/2009

VOTE REQUIRED; RECOMMENDATION
--------------------------------------------------------------------------------

     The three nominees for election as Class III directors and one nominee for Class I director will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the three nominees for Class III director and one nominee for Class I director who receive the most votes will be elected. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL 2.   APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF
              INCORPORATION TO CHANGE THE COMPANY'S NAME TO KFORCE.COM, INC.
--------------------------------------------------------------------------------

     The Board has adopted, subject to shareholder approval, an amendment to the Company's Articles of Incorporation (the "Amendment") to change the Company's name from Romac International, Inc. to "kforce.com, Inc." The proposed form of Amendment is attached to this proxy statement as Appendix A. Please review Appendix A carefully in conjunction with this proxy statement.

     The Company and the Board have determined that it is in the best interest of the Company to change its name to be consistent with the Company's long-term goals to focus its efforts as a Web-based company, in order to better meet the needs of employers and candidates. In 1999, the Company launched its kforce.com website, as well as a major advertising campaign, including commercials aired during the Super Bowl. The Company believes these efforts have been well-received by both employers and candidates. The Company believes that changing its name to kforce.com, Inc. will reinforce public perception of its mission to aggressively utilize sophisticated Web-based technology to assist its large staff of career guidance specialists to effectively meet the needs of candidates and employers.

VOTE REQUIRED; RECOMMENDATION
--------------------------------------------------------------------------------

     The affirmative vote of the holders of a majority of the Company's shares present and entitled to vote at the Annual Meeting is required for approval of the Amendment. Neither abstentions nor broker non-votes are counted in determining whether this proposal has been approved. Your Board believes that changing the Company's name to kforce.com, Inc. is in the Company's best interest. THEREFORE, YOUR BOARD HAS UNANIMOUSLY APPROVED, AND RECOMMENDS TO YOU, THE APPROVAL OF THE AMENDMENT.

PROPOSAL 3.   APPROVAL OF AMENDMENTS TO THE COMPANY'S STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------

     The Compensation Committee of the Board has approved an executive compensation program for the year 2000 (the "2000 Executive Compensation Program"). The 2000 Executive Compensation Program is an incentive program which applies to: i) David L. Dunkel, the Company's Chief Executive Officer, ii) Kenneth R. Graham, the Company's

Chief Information Officer, iii) Joesph J. Liberatore, President of kforce.com Interactive, and iv) William L. Sanders, the Company's Vice President, Secretary and Chief Financial Officer (collectively, the "Eligible Executives"). The 2000 Executive Compensation Program awards short-term options under the Romac International, Inc. Stock Incentive Plan (the "SIP") in addition to the longer-term options that these Eligible Executives already may have received under the SIP. In order to implement the 2000 Executive Compensation Program, the Board has approved, subject to shareholder approval, certain amendments to the SIP.

     In the past, the Company has used the SIP to provide employees with financial motivation to act in the long-term interest of the Company and its shareholders. The following discussion of the principal features of the SIP is qualified in its entirety by reference to the text of the SIP which is attached to this proxy statement as Appendix B.

     Awards under the SIP may consist either of (i) options to purchase a specified number of shares of common stock at a stated price per share ("Options"), (ii) rights to receive a payment equal to all or a portion of the increase in the value of a specified number of shares of common stock ("Stock Appreciation Rights" or "SARs"), (iii) issuance of shares of common stock subject to transfer restrictions and other restrictions ("Restricted Stock"), or
(iv) some combination of the foregoing. Options granted under the SIP may be Options that qualify as "incentive stock options" ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options ("NSOs"). Generally, the exercise price per share of an ISO and the starting price for the measurement of an SAR may not be less than the fair market value of a share of common stock on the Nasdaq Stock Market's National Market on the date the Option or SAR is granted.

     Each Option granted under the Company's SIP is exercisable by the Option recipient in accordance with the vesting schedule established by the Compensation Committee at the time of grant, during a term fixed by the Compensation Committee not to exceed ten years. Upon exercise of any Option, payment for shares of common stock as to which the Option is exercised may be made in cash, by check, or wholly or partially in the form of shares of common stock having a fair market value on the date of exercise equal to the exercise price. Restricted Stock generally is subject to transfer and other restrictions until the end of the applicable restriction period established by the Compensation Committee.

     The Company's SIP is administered by the Compensation Committee. The Compensation Committee selects the recipients of awards, determines the terms and conditions and number of shares of common stock subject to each award, and makes any other determinations necessary or advisable for the administration of the Company's SIP.

     The Board may amend the Company's SIP from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.

     The Board has proposed, and seeks approval by the shareholders of, certain amendments to the SIP as it applies to the Eligible Executives. These amendments are intended to bring the SIP into compliance with Section 162(m) of the Code.
Section 162(m) of the Code limits the Company's ability to deduct, for federal income tax purposes, compensation in excess of $1 million per individual, paid to the Company's

Chief Executive Officer and its four highest paid executive officers other than the Chief Executive Officer. Certain performance-based compensation is not subject to the limitation on deductibility, provided that certain shareholder approval and independent director requirements are met and maximum share limits per shareholder are set forth in the plan.

     Accordingly, the Company is seeking shareholder approval of the amendments to the SIP in the form attached to this proxy statement as Appendix C. These amendments provide that the maximum number of Option shares to be granted to any recipient in the form of ISOs and/or NSOs in any one year shall be limited to 500,000 shares, and also generally amend the SIP to comply with Section 162(m) of the Code. The maximum grant limit is established to qualify the executive compensation program as "performance-based" under Section 162(m) of the Code, and is substantially greater than any award grant to any of the Company's executives in the past or contemplated during the next five years.

     Under the 2000 Executive Compensation Program, short-term NSO's were granted to the Eligible Executives under the SIP, in addition to the normal longer-term Option grant, and in lieu of a cash incentive bonus. The Committee determined that the use of short-term Options was a more efficient means of providing the annual incentive than a cash payment. The specific short-term NSO grant amounts were set in order to approximate competitive incentive awards among the Eligible Executive's peer group and were based on an assumed $20.25 target stock price at year-end. On the date of the grant award, the Company's stock price was $15.25, which is the exercise price under the 2000 Executive Compensation Program. The Options were granted to the Eligible Executives on February 3, 2000, vest as of December 31, 2000, and must be exercised by March 31, 2001. The grants were conditioned upon shareholder approval of the changes to the SIP.

     FEDERAL INCOME TAX CONSEQUENCES. The short-term NSO's granted under the SIP pursuant to the 2000 Executive Compensation Program result in no taxable income to the Option recipient or deduction to the Company at the time they are granted. Upon exercise of such an Option, the Option recipient will realize compensation income in the amount of the difference between the Option exercise price and the then fair market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation income recognized by the Option recipient. On disposition of the NSO shares, the Option recipient will recognize a long- or short-term capital gain equal to the excess of the amount realized from disposition of the NSO shares over the Option recipient's tax basis in the NSO shares. An Option recipient's tax basis in the NSO shares generally is the fair market value of the NSO shares on the date the Option recipient exercises the NSO. The capital gain will be long-term or short-term depending on the length of time the Option recipient held the NSO shares after exercise of the Option.

VOTE REQUIRED: RECOMMENDATION
--------------------------------------------------------------------------------

     The affirmative vote of the holders of a majority of the Company's shares present and entitled to vote at the annual meeting is required for approval of the amendments. Neither abstentions nor broker non-votes are counted in determining whether this proposal has been approved. YOUR BOARD HAS UNANIMOUSLY APPROVED, AND RECOMMENDS TO YOU, THE APPROVAL OF THE AMENDMENTS TO THE STOCK INCENTIVE PLAN.

                                STOCK OWNERSHIP

     The following table shows the amount of the Company's common stock beneficially owned (unless otherwise indicated) as of March 31, 2000 by (i) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, (ii) the Company's directors, (iii) the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

                                                              Shares of the Company's
                                                                    Common Stock
                                                                 Beneficially Owned
                                                              ------------------------
                                                               Number          Percent
                                                              ---------        -------
DIRECTORS AND OTHER NAMED EXECUTIVE OFFICERS
David L. Dunkel (1)...................................        3,300,439          7.47%
Kenneth R. Graham(2)..................................           56,000             *
Joseph J. Liberatore..................................           54,333             *
William L. Sanders(3).................................           30,000             *
Howard W. Sutter (4)..................................        1,628,316          3.68%
James D. Swartz.......................................                0             *
John N. Allred (5)....................................           64,235             *
W.R. Carey, Jr. (2)...................................           48,000             *
Richard M. Cocchiaro (6)..............................        1,767,219           4.0%
Wayne D. Emigh (7)....................................           45,000             *
Todd W. Mansfield (8).................................           16,100             *
Gordon Tunstall (2)...................................           51,000             *
Karl Vogeler (9)......................................           31,201             *
All directors and executive officers as a group (13
  persons)............................................        7,091,843         16.05%

SHAREHOLDERS
T. Rowe Price Associates, Inc. (10)...................        2,711,616          6.14%
  100 E. Pratt Street
  Baltimore, Maryland 21202
Dresdner RCM Global Investors LLC (11)................        4,609,400         10.43%
  Four Embarcadero Center
  San Francisco, California 94111
Dimensional Fund Advisors Inc. (12)...................        3,522,800          7.97%
  1299 Ocean Avenue - 11th Floor
  Santa Monica, California 90401

------------------------------
    * Less than 1% of the outstanding common stock.
 (1) The number of shares shown in the table includes (i) 1,829,496 shares held directly by Mr. Dunkel; (ii) 1,269,231 shares held by Mr. Dunkel's former spouse for which

     Mr. Dunkel has voting control but no dispositive control; (iii) 50,000 shares subject to options that are exercisable within 60 days of March 31, 2000; (iv) 111,712 shares held by Mr. Dunkel's current spouse for which Mr. Dunkel disclaims beneficial ownership pursuant to Rule 16A-1(a)(4) of the Securities Exchange Act of 1934 (the "Exchange Act"); and (v) 40,000 shares subject to options that are exercisable within 60 days of March 31, 2000 which are held by Mr. Dunkel's current spouse for which Mr. Dunkel disclaims beneficial ownership pursuant to Rule 16a-1(a)(4) of the Exchange Act.
 (2) The number of shares shown in the table includes only shares subject to options that are exercisable within 60 days of March 31, 2000.
 (3) The number of shares shown in the table includes (i) 10,000 shares held directly by Mr. Sanders and (ii) 20,000 shares subject to options that are exercisable within 60 days of March 31, 2000.
 (4) The number of shares shown in the table includes (i) 1,595,316 shares held by H.S. Investments, Inc. as general partner for Sutter Investments, Ltd.;
     (ii) 25,000 shares held directly by Mr. Sutter; and (iii) 8,000 shares subject to options that are exercisable within 60 days of March 31, 2000.
 (5) The number of shares shown in the table includes (i) 31,140 shares held directly by Mr. Allred and (ii) 33,095 shares subject to options that are exercisable within 60 days of March 31, 2000.
 (6) The number of shares shown in the table includes (i) 1,498,456 shares held directly by Mr. Cocchiaro; (ii) 107,600 shares held jointly by Mr. Cocchiaro and his wife; (iii) 2,600 shares held by Mr. Cocchiaro in custody for his two sons; (iv) 98,163 shares held by the Cocchiaro Family Foundation; (v) 39,400 shares held by Mr. Cocchiaro's mother over which Mr. Cocchiaro exercises voting control but for which he disclaims beneficial ownership pursuant to Rule 16A-1(a)(4) of the Exchange Act; (vi) 2,000 shares subject to options that are exercisable within 60 days of March 31, 2000; and (vi) 19,000 shares held by Mr. Cocchiaro's spouse for which Mr. Cocchiaro disclaims beneficial ownership pursuant to Rule 16A-1(a)(4) of the Exchange Act.
 (7) The number of shares shown in the table includes (i) 30,000 shares held by the Wayne D. Emigh and Glenda L. Emigh Family Trust and (ii) 15,000 shares subject to options that are exercisable within 60 days of March 31, 2000.
 (8) The number of shares shown in the table includes (i) 1,100 shares held jointly between Mr. Mansfield and his wife and (ii) 15,000 shares subject to options that are exercisable within 60 days of March 31, 2000.
 (9) The number of shares shown in the table includes (i) 21,201 shares held directly by Mr. Vogeler and (ii) 10,000 shares subject to options that are exercisable within 60 days of March 31, 2000.
(10) The number of shares shown in the table is based upon an amendment to a
     Schedule 13G filed with the Securities and Exchange Commission, dated February 14, 2000.
(11) The number of shares shown in the table is based upon an amendment to a
     Schedule 13G filed with the Securities and Exchange Commission, dated February 15, 2000.
(12) The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission, dated February 4, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons holding more than ten percent of the Company's common stock to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission ("SEC"). The directors, officers and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and the Company must identify in this proxy statement those persons who did not file these reports when due.

     Based solely on its review of copies of the reports received by the Company and written representations from certain reporting persons, the Company believes that only the following reports were not timely filed in fiscal 1999: Mr. Emigh failed to timely file a Form 4 and Messrs. Emigh and Vogeler each failed to timely file a Form 5.

INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

     The consolidated financial statements of the Company for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent auditors. The Board is scheduled to select, later this year, the independent auditor to perform the audit for the Company for the current year ending December 31, 2000, accordingly, no independent accountant has yet been selected for the current year. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting of shareholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of March 31, 2000, concerning the Company's executive officers, continuing directors, and nominees for re-election as directors.

                                                                              Year First
                                                                               Became a
               Name                            Position(s)              Age    Director
               ----                            -----------              ---   ----------
David L. Dunkel*..................  Chairman, Chief Executive Officer,  46       1994
                                    and Director (nominee for a term
                                    expiring in 2003)
William L. Sanders................  Vice President, Secretary and       53         --
                                    Chief Financial Officer
Howard W. Sutter*.................  Vice President and Director         51       1994
                                    (nominee for a term expiring
                                    in 2001)
Kenneth R. Graham.................  Vice President and Chief            42         --
                                    Information Officer
Joseph J. Liberatore..............  President of kforce.com             36         --
                                    Interactive
John N. Allred....................  Director                            53       1998
W.R. Carey, Jr.*..................  Director (nominee for a term        52       1995
                                    expiring in 2003)
Richard M. Cocchiaro..............  Director                            45       1994
Wayne D. Emigh....................  Director                            66       1998
Todd W. Mansfield.................  Director                            42       1997
Gordon Tunstall...................  Director                            56       1995
Karl Vogeler*.....................  Director (nominee for term          57       1998
                                    expiring in 2003)

------------------------------

* Standing for election.

     DAVID L. DUNKEL has served as Chairman, Chief Executive Officer and a director since January 1998. Prior to January 1998, Mr. Dunkel served as Chairman, President, Chief Executive Officer and a director of the Company since its formation in August 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of the predecessors of the Company, for 14 years. Mr. Dunkel's prior experience includes three years service as an accountant with Coopers & Lybrand in Boston, Massachusetts.

     WILLIAM L. SANDERS joined the Company in April 1999 as Chief Financial Officer responsible for the finance, accounting, treasury, legal, tax, insurance, facilities and human resource functions. Prior to joining the Company, he was Chief Financial Officer and Treasurer of Old Kent Financial Corporation, a $14 billion commercial bank (1997-1998), the Chief Financial Officer and Treasurer of Bank Plus Corporation, a $4 billion bank (1995-1997) and Chief Financial Officer of H.F. Ahmanson, a $50 billion savings institution (1992-1994). Mr. Sanders' prior experience also includes serving as a partner with Deloitte & Touche and as a senior manager with KPMG Peat Marwick. Mr. Sanders holds Bachelor and Master degrees from Southern Illinois University.

     HOWARD W. SUTTER has served as Vice President and a director of the Company since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA's South Florida location (1982-1994). Mr. Sutter's prior experience includes three years as Vice President and Controller of a regional airline and six years as an accountant with Coopers & Lybrand in Philadelphia.

     KENNETH R. GRAHAM has served as Chief Information Officer since August 1996. Prior to August 1996, Mr. Graham was Director of Strategic Systems Architecture for Bell South Cellular Corporation (1994-1996) and President and owner of S.T.A.R.T. Solutions, Inc. an information engineering consulting company (1989-1994).

     JOSEPH J. LIBERATORE has served as President of kforce.com Interactive since September 1999. Prior to this and since October 1996, Mr. Liberatore served as Regional Vice President for the Company's southeast and mid-atlantic region, and Vice President of the Company's Tampa IT Search since September 1994.

     JOHN N. ALLRED has served as a director of the Company since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in Kansas City area since January 1994. Prior to that time, Mr. Allred served in various capacities with Source Services Corporation ("Source"). Beginning in 1976 he was named Branch Manager of the Kansas City branch, and was promoted to Regional Vice President in 1983 and Vice President in 1987. Prior to joining Source, Mr. Allred held various positions, including Manager of Data Processing Services and Systems Analyst with Systec Data Management. Mr. Allred served as a director of Source from August 1992 until November 1993 and was again elected as a director in September 1994.

     W. R. CAREY, JR. has served as a director of the Company since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America's largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of both Outback Steakhouse, Inc. and Crosswalk.com, Inc. and is also the National Chairman of the Council of Growing Companies.

     RICHARD M. COCCHIARO has served as a director since the Company's formation in August 1994. He currently serves as Vice President of Strategic Alliances for kforce.com Interactive (since June 1999) and served as National Director of Strategic Solutions within the Company's Emerging Technologies group (1994-1999). Prior to August 1994, he was a Vice President with Romac-FMA and Division President of Romac-FMA's Chicago Search Division (1985-1994) and Romac-FMA's Tampa Search Division (1981-1985). Mr. Cocchiaro's prior experience includes service as an accountant with Coopers & Lybrand in Boston.

     WAYNE D. EMIGH has served as a director of the Company since April 1998. Mr. Emigh served as a director of Source from 1983 to April 1998. He served as Chairman of the Board of Source intermittently from 1985 to 1991, and continuously from 1993 to April 1998. Mr. Emigh joined Source in 1968 and served in various management positions until retiring in 1985. Mr. Emigh also served as President of Source on an interim basis from January 1991 until September 1991. Before joining Source, Mr. Emigh held various positions, including Director of Corporate Management Information Systems, with Rexall

Drug and Chemical Company, a pharmaceutical company, and was a systems analyst with UNIVAC, Inc., a computer technology firm.

     TODD W. MANSFIELD has served as a director of the Company since April 1997. Since July 1999, Mr. Mansfield has been Chief Executive Officer of The Crosland Group, Inc., a diversified regional investment and development company headquartered in Charlotte, North Carolina. Previously, Mr. Mansfield was Managing Director of Security Capital Group Incorporated and responsible for operating oversight of the company's private equity investments in Europe (1997-1999). Prior to this, Mr. Mansfield was with The Walt Disney Company, where he was Executive Vice President of the Disney Development Company and the President of The Celebration Company (1986-1997).

     GORDON TUNSTALL has served as a director of the Company since October 1995. He is the founder of, and for more than 18 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Orthodontic Centers of America, Inc., a manager of orthodontic practices; Discount Auto Parts, Inc., a retail chain of automotive aftermarket parts stores; Advanced Lighting Technologies, a specialty lighting manufacturer; and Horizon Medical Products, a medical device manufacturing and distribution company.

     KARL VOGELER has served as a Director of the Company since April 1998. Mr. Vogeler served as a Director of Source from 1994 to April 1998. Mr. Vogeler was a litigation partner with the law firm of Thompson, Coe, Cousins & Irons in Dallas, Texas from 1989 through his retirement in March 1998. Mr. Vogeler's previous business experience includes serving as Branch Manager of the Dallas, Texas office of Source Edp, as Project Manager and Senior Systems Analyst of Republic National Bank of Dallas, N.A., and Systems Engineer for Electronic Data Systems, Inc.

                             EXECUTIVE COMPENSATION

     Under rules established by the SEC, the Company is required to provide certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer; (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 1999; and
(3) up to two additional officers whose annual salaries and bonuses exceeded $100,000 during 1999 but who were not executive officers at the end of fiscal year 1999 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

     The following table sets forth certain compensation information for the Named Executive Officers.

                                                    ANNUAL COMPENSATION(1)
                                          FISCAL   ------------------------        ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR    SALARY ($)(2)   BONUS($)   COMPENSATION ($)(3)
      ---------------------------         ------   -------------   --------   -------------------
David L. Dunkel.........................   1999      $350,000      $      0        $160,107
  Chief Executive Officer                  1998       280,000       280,000         181,710
                                           1997       215,000        80,000         137,479

Joseph J. Liberatore....................   1999      $245,000      $131,965        $  5,000
  President of kforce.com Interactive      1998       125,000       372,352           1,900
                                           1997       133,011       163,694           2,090

Kenneth R. Graham.......................   1999      $185,000      $ 30,000        $  1,850
  Chief Information Officer                1998       170,000        65,000           1,900
                                           1997       160,000        40,000             242

Howard W. Sutter........................   1999      $185,000      $ 10,000        $146,207
  Vice President                           1998       170,000        85,000         117,732
                                           1997       160,000        65,000         118,059

William L. Sanders......................   1999      $189,423      $      0        $      0
  Vice President, Secretary and            1998            --            --              --
  Chief Financial Officer                  1997            --            --              --

James D. Swartz(4)......................   1999      $280,000      $      0        $951,650
  Former President and Chief               1998       245,000       245,000           1,900
  Operating Officer                        1997       195,000       105,000           1,698

------------------------------

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) Includes any amount deferred by the executive pursuant to the Company's deferred compensation plan.

(3) Includes annual premiums paid by the Company for cross-purchase split dollar life insurance policies for Messrs. Dunkel and Sutter. See "Certain Relationships and Related Transactions." Also includes the amount contributed by the Company to the account of each named executive officer under the Company's deferred compensation plan. With respect to Mr. Swartz, $950,000 of the amount shown constitutes severance pay. See "Executive Compensation -- Employment and Severance Contracts."

(4) Mr. Swartz was not employed by the Company at the end of fiscal year 1999.

OPTION GRANTS DURING FISCAL YEAR 1999
--------------------------------------------------------------------------------

     The following table sets forth information concerning options granted to the Named Executive Officers during 1999:

                                                                                            Potential Realizable Value
                                                                                              At Assumed Annual Rates
                                                                                                        Of
                                                                                             Stock Price Appreciation
                                                                                                        For
                                  Individual Grants(1)                                            Option Term(2)
-----------------------------------------------------------------------------------------   ---------------------------
                              Number of      Percent of Total
                             Securities      Options Granted    Exercise of
                             Underlying      to Employees In     Base Price    Expiration
Name                       Options Granted     Fiscal Year         ($/Sh)         Date         5% ($)        10% ($)
----                       ---------------   ----------------   ------------   ----------   ------------   ------------
David L. Dunkel..........      392,000             16.7%           $7.25       9/02/2009     $1,787,318     $4,529,416
Joseph J. Liberatore.....       50,000              2.1%           $7.25       9/02/2009     $  227,974     $  577,731
Kenneth R. Graham........       36,000              1.5%           $7.25       9/02/2009     $  164,138     $  415,966
Howard W. Sutter.........       15,000              0.6%           $7.25       9/02/2009     $   68,392     $  173,319
William L. Sanders.......      200,000              8.5%           $7.25       9/02/2009     $  911,897     $2,310,926
                               100,000              4.3%           $8.69       4/01/2009     $  546,352     $1,384,564
James D. Swartz..........           --               --               --              --     $       --     $       --

------------------------------
(1) Each of these options was granted pursuant to the Company's SIP and is subject to the terms of the SIP. As long as the optionee maintains continuous employment with the Company, these options vest according to the following schedule: end of year 1-20%; end of year 2-30%; and end of year 3-50%, except with respect to the options granted to Messrs. Dunkel and Sanders, whose options vest on the same schedule as above, but may vest earlier if certain levels of sales and Company stock price are achieved.
(2) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall stock market conditions and the option holders' continued employment through the vesting period.

OPTION EXERCISES DURING FISCAL YEAR 1999 AND FISCAL YEAR END OPTION VALUES
--------------------------------------------------------------------------------

     The following table provides information related to options exercised by the Named Executive Officers during fiscal year 1999 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                               Number of Securities
                                                              Underlying Unexercised         Value of Unexercised
                                                                    Options at              In-The-Money Options at
                                                                 December 31, 1999         December 31, 1999 ($)(1)
                              Shares                        ---------------------------   ---------------------------
                           Acquired on         Value
Name                       Exercise (#)   Realized ($)(2)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                       ------------   ---------------   -----------   -------------   -----------   -------------
David L. Dunkel                   --               --         50,000         442,000        $    --      $2,425,500
Joseph J. Liberatore          20,000          169,498         19,333          81,000        $32,895      $  372,750
Kenneth R. Graham                 --               --         56,000          92,000        $97,500      $  320,250
Howard W. Sutter                  --               --          8,000          23,000        $    --      $   15,006
William L. Sanders                --               --             --         300,000        $    --      $1,712,500
James D. Swartz                   --               --             --              --        $    --      $       --

------------------------------

(1) The closing price for the Company's common stock as reported on the Nasdaq National Market on December 31, 1999, was $13.4375. Value of unexercisable and exercisable options is calculated on the basis of the difference between the option exercise price and $13.4375 multiplied by the number of shares of the Company's common stock to which the exercise relates.
(2) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's common stock on the date of exercise multiplied by the number of shares to which the exercise relates.

EMPLOYMENT AND SEVERANCE CONTRACTS
--------------------------------------------------------------------------------

     The Company is a party to employment agreements with Messrs. Dunkel, Liberatore, Graham, Sutter, and Sanders effective March 1, 2000. Each of these agreements is for a period of two years and 364 days and provides for an annual base salary and certain other benefits. The annual base salaries for fiscal 2000 for Messrs. Dunkel, Liberatore, Graham, Sutter, and Sanders are $500,000, $310,000, $225,000, $185,000 and $350,000, respectively. The employment agreements for Messrs. Dunkel, Liberatore, Graham, Sutter, and Sanders provide that the executives are entitled to severance if their employment is terminated by the Company "without cause" or if the executive resigns for "good reason" (as defined in the employment agreements). In such case, the executive would receive his full compensation for a period of 2 years and 364 days years with respect to Mr. Dunkel, two years with respect to Messrs. Sanders and Liberatore and one year with respect to Mr. Graham. The employment agreements also provide that upon a change in control of the Company, in conjunction with a termination of the executive "without cause" or the executive's resignation for "good reason," each executive would be entitled to receive an immediate lump sum payment equal to 2.99 times the executive's annual salary plus the average of the last three years bonuses with respect to Messrs. Dunkel, Sanders and Liberatore, and two times the executive's annual salary plus the average of the last two years bonuses with respect to Messrs. Graham and Sutter, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors of the Company that follows and is directly or indirectly the result of certain extraordinary corporate occurrences, such as a merger or other business combination involving the Company, a tender offer for the Company's stock, a solicitation of proxies other than by the Company's management or the Company's Board, or an acquisition by a person or group of 25% or more of the Company's stock (excluding certain acquisitions by the Company, certain Company benefit plans, entities controlled by the Company and acquisitions by David L. Dunkel or his family members). Each agreement contains a covenant not to compete, which continues for two years following any termination.

     The Company is a party to an Employment Severance Agreement with Mr. Swartz effective November 15, 1999. Mr. Swartz resigned as the Company's President and Chief Operating Officer in 1999. Pursuant to this agreement, the Company has paid Mr. Swartz $950,000 which represents two years of his base salary and average bonus at the time of resignation, allowed Mr. Swartz to continue to participate in the Company's healthcare benefits plan (at his own expense) and allowed Mr. Swartz to retain a hand held computer and cellular telephone which were provided to him by the Company. The agreement further provides that Mr. Swartz releases the Company from any and all claims he may have against the Company, and Mr. Swartz has also executed a Confidential Information and Non-compete Agreement which prohibits him from disclosing certain information and limits his ability to compete with or otherwise interfere with the business of the Company for a period of two years following his resignation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------

     During 1999, the Compensation Committee consisted of Messrs. Carey, Emigh, Mansfield and Tunstall, all of whom are outside directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference in such filings.

COMPENSATION POLICY
--------------------------------------------------------------------------------

     The Compensation Committee is composed of four outside directors of the Board who are not employees of the Company. The Compensation Committee met five times during 1999.

     The Company's fundamental compensation strategy was reviewed by the Compensation Committee in 1999 and revised. The Company continues to be committed to maximizing shareholder value through superior business growth, financial performance success, and realized shareholder gains. In the measurement of the Company's performance on these criteria, the Compensation Committee has expanded its comparison group to include enterprises directly involved with e-commerce, as well as the traditional staffing concerns to which pay and performance comparisons were made in the past.

     Because the Company intends to be a high performer, both on a comparative and absolute basis, its compensation strategy seeks to provide realized pay levels at the third quartile among its peer comparison group. If performance falls short of the Company's demanding goals for business growth, on various financial measures, and in terms of shareholder realized gains -- then so too will the compensation paid to its executive officers. In essence, the Company seeks to provide substantial pay opportunities to be realized if it attains substantial performance success particularly as it relates to stock price gains.

     Much of the Compensation Committee's activities in 1999 were focused upon matters related to the issuance of stock options and the adoption of an employee stock purchase plan which became effective January 1, 2000. Although the Company's stock declined during 1999, as was the case for most transitional staffing companies, the Compensation Committee and Company still believe that employees who are stock option recipients are more likely to 1) identify with shareholders interests, 2) personally commit to a rigorous standard of work and service to our clients and 3) remain in the employ of the Company.

     In 1999 the Compensation Committee approved salary adjustments, bonus and stock option awards for the fiscal year 1998, and the bonus criteria for fiscal 1999. In reviewing the salaries of senior executives, market data provided to the Company by its independent compensation consultant William M. Mercer, Incorporated was considered in relation to the Company's adopted compensation strategy, its recent growth due to the Source acquisition, and the Chief Executive Officer's assessment of the long-term contribution of the individual executive officers other than himself.

     The Compensation Committee gave consideration to the number of shares required to make stock option grants, the adoption of a stock purchase plan for all employees and modifications to be embraced in future employment contracts and change of control agreements. Options were granted effective September 2, 1999 to senior executives and a substantial number of other employees, consistent with the Company's compensation strategy, competitor practices and the performance results in 1998.

     As it pertains to the annual bonuses for the Chief Executive Officer and the next three highest executive officer positions, the Compensation Committee determined to make a change and base the bonus amount solely upon the realized gain in the Company's stock price. This change was formally adopted at the Compensation Committee's February 3, 2000 meeting and will be in effect at least for the year 2000.

     At that same meeting, cash bonus awards were approved for most of the senior officers based upon 1999 performance results. No bonus was paid to the Chief Executive Officer or Chief Financial Officer as related to 1999 performance results. This treatment was supported by the Chief Executive Officer and Chief Financial Officer in recognition of the fact that the Company's stock price, like that of most of its competitors, suffered a deterioration in value over the year. Finally, the Compensation Committee began the process of reviewing the employment contracts of its top executive officers with the intent of making appropriate revisions upon renewal during March 2000.

     As it pertains to the compensation of the Chief Executive Officer, Mr. Dunkel's compensation results from his participation in the same compensation program as the other executives of the Company. In determining his base salary, annual incentive opportunity, and other longer-term incentive opportunities, the Compensation Committee reviewed the compensation paid to Chief Executive Officers of comparable companies as provided to the Compensation Committee by its independent consultant for compensation matters.

     In making the salary determination for Mr. Dunkel the Compensation Committee also considered his long-term contribution to the Company and the expansion of his duties and responsibilities as a result of the Company's internal growth and acquisition of Source and the assumption of the additional role of President of the Company in 1999. The decision to not pay him a cash bonus for 1999 is not a negative reflection upon his performance. Indeed, the Compensation Committee and Mr. Dunkel agreed that enhanced stock based compensation is desired to further link his remuneration to the returns provided to our shareholders. As a consequence, stock options are central to the compensation provided to the Chief Executive Officer.

     The Compensation Committee recognizes that an executive compensation program must serve the best interests of both the Company's shareholders and its executives. The program refinements embraced during the past and present year are intended to further enhance its effectiveness.

Submitted by the Compensation Committee

     Todd W. Mansfield (Chairman)
     W. R. Carey, Jr.
     Wayne D. Emigh
     Gordon Tunstall

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases office space from a limited partnership in which Messrs. Dunkel, Sutter and Cocchiaro, officers and directors of the Company, are limited partners. Payments under the lease are approximately $31,000 per month, expiring in 2001. Total lease payments to the partnership was approximately $426,000 in 1999. The Company believes the lease payments are comparable to those that would be made to an unrelated third party.

     In 1995, the Company entered into split dollar and cross-purchase split dollar life insurance agreements with Messrs. Dunkel, Sutter and Cocchiaro and their estates whereby the Company pays part of the life insurance premiums on behalf of the officers and their estates. The Company has been granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by the Company. The purpose of these agreements is to provide liquidity upon the death of the officer or director to pay estate taxes and to provide surviving executive officers/directors with the ability to purchase shares from a deceased executive officer's/director's estate. The cross-purchase would reduce the possibility of a large block of the Company's common stock being put on the open market to the potential detriment of the Company's market price and would allow the Company to maintain a concentration of voting power among its executive officers/directors. The total premiums paid during 1999 were approximately $301,924 which is included in the Company's financial statements as related party receivables at December 31, 1999. See "Executive Compensation -- Summary Compensation Table." These insurance policies were substantially restructured in 1999 such that all related party receivables owed to the Company and related to these policies will be satisfied in full over the next three years from policy redemptions and the Company will no longer have any interest in the executives' policies upon repayment.

     During 1999, the Company and an entity owned by Mr. Dunkel participated in cross lease agreements for the lease of aircraft owned by the Company on one hand and Mr. Dunkel's entity on the other. The Company believes that the lease payments it made to and received from Mr. Dunkel's entity were comparable to the lease payments that would be paid to and by an unrelated third party. For aircraft leases during 1999, the Company has paid Mr. Dunkel's entity $125,309 for the lease of its aircraft, and Mr. Dunkel's entity has paid the Company $35,075 for the lease of the Company's aircraft.

     In February of 1999 the Company entered into a Consulting Agreement with MLDJ, Inc., a company owned by Mr. Dunkel's spouse, a former senior executive officer of the Company. The agreement provides for $30,000 monthly payments by the Company for sales and marketing related consulting services, which fees may be adjusted upwards or downwards based on certain performance criteria. This agreement also encompasses certain recruiting efforts, and MLDJ was responsible for the recruitment of 27 candidates for the Company's Leadership Development Program which is modeled after similar programs at Fortune 500 Corporations. During 1999, the Company paid a total of $595,263 to MLDJ under the agreement. The Company believes that the terms of the agreement are no less favorable than the Company would be able to obtain from an unrelated third party.

     In March of 1999, the Board approved a guarantee of a $1.78 million margin loan from Merrill Lynch to Peter Dominici, the former Secretary and Treasurer of the Company, related to the exercise of options by Mr. Dominici to purchase the Company's stock. The loan is secured by 279,000 shares of the Company's common stock, and Mr. Dominici is personally obligated on the loan. Mr. Dominici continues to serve as a Vice President of the Company.

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for the Company's common stock as compared with the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the average performance of a group consisting of the Company's peer corporations on a line-of-business basis. The corporations making up the peer companies group are the Company, Alternative Resources Corporation, Interim Services, Inc., Kelly Services, Inc., Manpower, Inc., Olsten Corporation, On Assignment, Inc. and Robert Half International. The cumulative return of the Company was computed by dividing the difference between the price of the Company's common stock at the end and the beginning of the measurement period (August 15, 1995 to December 31, 1999) by the price of the Company's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on August 15, 1995, the date of the Company's initial public offering.

                                                ROMAC INTERNATIONAL, INC.      NASDAQ STOCK INDEX           PEER GROUP INDEX
                                                -------------------------      ------------------           ----------------
08/15/1995                                               100.00                      100.00                      100.00
12/31/1995                                               188.00                      103.54                      154.04
12/31/1996                                               352.00                      127.33                      187.22
12/31/1997                                               782.08                      156.17                      242.87
12/31/1998                                               712.00                      220.05                      209.87
12/31/1999                                               430.02                      397.54                      166.60

                             SHAREHOLDER PROPOSALS

     Shareholders interested in presenting a proposal for consideration at the Company's annual meeting of shareholders in 2001 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary no later than December 30, 2000. The Board will review any proposal from eligible shareholders which it receives by that date and will determine whether any such proposal will be included in the Company's proxy materials for 2001.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                                                                      APPENDIX A

                             ARTICLES OF AMENDMENT
                      OF THE ARTICLES OF INCORPORATION OF
                           ROMAC INTERNATIONAL, INC.

     Pursuant to Sections 607.1003 and 607.1006, Florida Statutes, the Articles of Incorporation of Romac International, Inc. (the "Corporation"), are hereby amended according to these Articles of Amendment:

     FIRST:  The name of the Corporation is Romac International, Inc.

     SECOND: Article I of the Articles of Incorporation shall be amended in its entirety to read as follows:

        "The name of the Corporation shall be kforce.com, Inc."

     THIRD: The foregoing amendment was unanimously approved by the directors of the Corporation on November 12, 1999, and thereafter, was approved by the vote of a sufficient number of the holders of outstanding shares of stock of the Corporation present and entitled to vote at a duly convened annual meeting of the shareholders called in accordance with Section 607.0701, Florida Statutes on May 5, 2000.

     IN WITNESS WHEREOF, the undersigned has executed this instrument this day of May, 2000.

                                         ROMAC INTERNATIONAL, INC.

                                         By:
                                           -------------------------------------
                                                    William L. Sanders
                                                         Secretary

                                                                      APPENDIX B

                           ROMAC INTERNATIONAL, INC.
                              STOCK INCENTIVE PLAN

     1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to further the interests of Romac International, Inc., a Florida corporation (the "Company"), its subsidiaries and its shareholders by providing incentives in the form of grants of stock options, stock appreciation rights and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key persons. This Plan is a continuation, in the form of an amendment and restatement, of an existing plan previously known as the Romac International, Inc. Incentive Stock Option Plan.

     2. DEFINITIONS. The following definitions shall apply to this Plan:

    (A) "AWARD" means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, or Restricted Stock.

    (B) "BOARD" means the board of directors of the Company.

    (C) "CHANGE OF CONTROL" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of forty percent or more of the total number of shares entitled to vote in the election of directors of the Board, (ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

    (D) "CODE" means the Internal Revenue Code of 1986, as amended.

    (E) "COMMITTEE" means the Stock Incentive Committee appointed by the Board.

    (F) "COMMON STOCK" means the Common Stock, par value $.01 per share of the Company, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 10 herein.

    (G) "COMPANY" means Romac International, Inc.

    (H) "DATE OF GRANT" means the date on which the Option, Restricted Stock or SAR, whichever is applicable, is granted.

    (I) "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company or any direct or indirect partially or wholly owned subsidiary thereof, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.

    (J) "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

    (K) "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Common Stock as reported by The NASDAQ Stock Market on that date or, if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

    (L) "INCENTIVE STOCK OPTION" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of
Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

    (M) "NONQUALIFIED STOCK OPTION" means a stock option granted pursuant to the Plan that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

    (N) "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

    (O) "OPTION AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of an Option Award granted to the Recipient.

    (P) "OPTION SHAREHOLDER" shall mean an Employee who has exercised his or her Option.

    (Q) "OPTION SHARES" means Shares issued upon exercise of an Option.

    (R) "PERIOD OF RESTRICTION" means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which the Restricted Stock Shares subject to such Award are released from all restrictions imposed upon such Shares.

    (S) "PLAN" means this Romac International, Inc. Stock Incentive Plan.

    (T) "RECIPIENT" means an individual who receives an Award.

    (U) "RESTRICTED STOCK" means an Award granted to a Recipient pursuant to
Section 8 hereof.

    (V) "RESTRICTED STOCK AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of a Restricted Stock Award granted to the Recipient.

    (W) "SAR AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of a SAR Award granted to the Recipient.

    (X) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

    (Y) "STOCK APPRECIATION RIGHT" OR "SAR" means an Award, designated as a SAR, granted to a Recipient pursuant to Section 7 hereof.

    (Z) "SUBSIDIARY" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

     3. ADMINISTRATION. This Plan will be administered by the Committee. The Committee has the exclusive power to select the Recipients of Awards pursuant to this Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an Eligible Person warrants an Award under this Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any determinations made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

     4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan shall be 9,000,000. If an Award should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to such Award shall, unless the Plan has then terminated, be available for other Awards under the Plan.

     5. ELIGIBILITY. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under this Plan. The Committee's grant of an Award to a Recipient in any year does not require the Committee to grant an Award such Recipient in any other year. Furthermore, the Committee may grant different Awards to different Recipients and has full discretion to choose whether to grant Awards to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the

Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient's other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise will not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any participant.

     6. OPTIONS. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Recipient will satisfy the following requirements:

    (A) WRITTEN AGREEMENT. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement shall include a description of the substance of each of the requirements in this Section 6 with respect to that particular Option.

    (B) NUMBER OF SHARES. Each Option Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

    (C) EXERCISE PRICE. Except as provided in Section 6(l), the exercise price of each Share subject to an Incentive Stock Option shall equal the exercise price designated by the Committee on the Date of Grant, but shall not be less than the Fair Market Value of the Share on the Incentive Stock Option's Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option shall equal the exercise price designated by the Committee on the Date of Grant.

    (D) DURATION OF OPTION. Except as provided in Section 6(l), an Incentive Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Incentive Stock Option at grant. Except as provided in Section 6(l), a Nonqualified Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the Nonqualified Stock Option at grant. If the Recipient's employment with the Company terminates before the expiration date of an Option granted to the Recipient, the Option shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section. Furthermore, expiration of an Option may be accelerated under subsection (j) below.

    (E) VESTING OF OPTION. Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

    (F) DEATH. In the case of the death of a Recipient, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above. During the one-year period following the Recipient's death, the Incentive Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein. In the case of the death of a Recipient, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein.

    (G) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above. During the one-year period following the Recipient's termination of employment or affiliation by reason of disability, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein.

    (H) RETIREMENT. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, an Incentive Stock Option granted to the Recipient will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above. During the 90-day period following the Recipient's normal retirement, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, a Nonqualified Stock Option granted to the Recipient will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

    (I) TERMINATION OF SERVICE. If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), an Option granted to the Recipient shall lapse immediately following the last day that the

Recipient is employed by or affiliated with the Company. However, the Committee may, in its sole discretion, either at grant of the Option or at the time the Recipient terminates employment, delay the expiration date of the Option to a date after termination of employment; provided, however, that the expiration date of an Incentive Stock Option may not be delayed more than 90 days following the termination of the Recipient's employment or affiliation with the Company. During any such delay of the expiration date, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 10 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

    (J) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the tenth day after the effective date of the Change of Control. If the Board votes to immediately terminate the Options, it shall make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

    (K) CONDITIONS REQUIRED FOR EXERCISE. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the Option Agreement. Furthermore, Options granted to Employees under the Plan shall be exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 9 of the Plan. Each Agreement shall specify any additional conditions required for the exercise of the Option.

    (L) TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

    (M) MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

    (N) METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than 1,000 Shares, or, if less, 100 percent of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

    (O) LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

    (P) DESIGNATION OF BENEFICIARY. Each Recipient shall designate, in the Option Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Option Agreements.

    (Q) NONTRANSFERABILITY OF OPTION. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Option are exercisable only by the Recipient.

    7. STOCK APPRECIATION RIGHTS. Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the grant of the Option), or alone and unrelated to an Option. Each SAR granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each SAR granted to an Employee will satisfy the following requirements:

    (A) WRITTEN AGREEMENT. Each SAR granted to an Employee will be evidenced by a SAR Agreement. The terms of the SAR Agreement need not be identical for different Recipients. The SAR Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular SAR.

    (B) NUMBER OF SARS. Each SAR Agreement shall specify the number of SARs granted to the Recipient.

    (C) EXERCISE PRICE. The exercise price of the SAR shall equal the exercise price designated by the Committee on the Date of Grant. A SAR granted alone and unrelated to an Option may be granted at such exercise price as the Committee may determine in its sole and absolute discretion. A SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the Option.

    (D) DURATION OF OPTION. Each SAR granted to a Recipient shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the SAR at grant. If the Recipient's employment with the Company terminates before the expiration date of a SAR, the SARs owned by the Recipient shall expire on the earlier of the date stated in this subsection (d) or the date stated in following subsections of this Section 7. Furthermore, expiration of a SAR may be accelerated under subsection (j) below.

    (E) VESTING OF SAR. Each SAR Agreement shall specify the vesting schedule applicable to the SAR. The Committee, in its sole and absolute discretion, may accelerate the vesting of any SAR at any time.

    (F) DEATH. In the case of the death of a Recipient, the SAR shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the SAR expires, the SAR may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein.

    (G) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the SAR shall expire on the one-year anniversary date of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the SAR expires, the SAR may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein.

    (H) RETIREMENT. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the SAR will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the SAR expires, the SAR may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

    (I) TERMINATION OF SERVICE. If the Recipient ceases employment for any reason other than death, disability, or retirement (as described above), all SARs held by the Recipient shall lapse immediately following the last day that the Recipient is employed by the Company. However, the Committee may, in its sole discretion, either at grant of the SAR or at the time the Recipient terminates employment, delay the expiration date of the SAR to a date after termination of employment. During any such delay of the expiration date, the SAR may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 10 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the SAR shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

    (J) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to accelerate the expiration of the SARs to the 10th day after the effective date of the Change of Control.

    (K) CONDITIONS REQUIRED FOR EXERCISE. SARs granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the SAR Agreement. Each SAR Agreement shall specify any additional conditions required for the exercise of the SAR.

    (L) METHOD OF EXERCISE. A SAR granted under this Plan shall be deemed exercised when the person entitled to exercise the SAR delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, and complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. A partial exercise of a SAR will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

    (M) DESIGNATION OF BENEFICIARY. Each Recipient shall designate in the SAR Agreement he executes, a beneficiary to receive SARs awarded hereunder in the event of his death prior to full exercise of such SARs; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding SAR Agreements.

    (N) NONTRANSFERABILITY OF SARS. No SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Recipient under this Plan shall be exercisable during his or her lifetime only by such Recipient.

     8. RESTRICTED STOCK. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Recipients in such amounts as the Committee shall determined in its sole and absolute discretion. Each Restricted Stock Award granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

    (A) WRITTEN AGREEMENT. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for different Recipients. The Restricted Stock Agreement shall specify the Period of Restriction, or Periods. In addition, the Restricted Stock Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular Restricted Stock Award.

    (B) NUMBER OF SHARES. Each Agreement shall specify the number of Restricted Stock Shares awarded to the Recipient.

    (C) TRANSFERABILITY. Except as provided in this subsection (c), the Restricted Stock Shares granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee at grant and specified in the Restricted Stock Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee at grant and specified in the Restricted Stock Agreement.

    (D) OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any Restricted Stock Shares granted pursuant to this Plan as it may deem advisable including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, and/or individual performance goals, and/or restrictions under applicable federal or state securities laws, and may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant or upon lapsing of restrictions. Such cash payments, if imposed, will be in an amount not less than the par value of the Restricted Stock Shares.

    (E) CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to subsection 8(d) above, each certificate representing Restricted Stock Shares granted pursuant to this Plan shall bear the following legend:

     "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Romac International, Inc. Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated
                . A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Romac International, Inc."

    (F) REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Section 8, Restricted Stock Shares shall become freely transferable by the Recipient after the last day of the Period of Restriction. Once the Restricted Stock Shares are released from the restrictions, the Recipient shall be entitled to have the legend required by subsection (e) above removed from his Share certificate.

    (G) VOTING RIGHTS. During the Period of Restriction, Recipients holding Restricted Stock Shares may exercise full voting rights with respect to such Shares.

    (H) DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Recipients holding Restricted Stock Shares shall be entitled to receive all dividends and other distributions paid with respect to such Shares while they are so held. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Shares with respect to which they were paid.

    (I) DEATH. In the case of the death of a Recipient, the restrictions on the Recipient's Restricted Stock Shares shall expire on the date of the Recipient's death.

    (J) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the restrictions on the Recipient's Restricted Stock Shares shall expire on the Recipient's last day of employment.

    (K) RETIREMENT. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the restrictions on the Recipient's Restricted Stock Shares shall expire on the Recipient's last day of employment.

    (L) TERMINATION OF SERVICE. If the Recipient ceases employment for any reason other than death, disability, or retirement (as described above), all nonvested Restricted Stock Shares held by the Recipient shall be forfeited immediately and returned to the Company; provided, however, that the Committee, in its sole and absolute discretion, shall have the right to provide for expiration of the restrictions on Restricted Stock Shares following termination of employment, upon such terms and provisions as it deems proper.

    (M) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to remove immediately all restrictions on Restricted Stock Shares as of the date of the Change of Control.

    (N) DESIGNATION OF BENEFICIARY. Each Recipient shall designate, in the Restricted Stock Agreement he executes, a beneficiary to receive Restricted Stock Shares awarded hereunder in the event of his death prior to removal of all restrictions on such Shares; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Restricted Stock Agreements.

     9. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes with respect to any Award under this Plan.

     Awards can be granted, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

     Each person who acquires the right to exercise an Option or a SAR or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option or SAR as a condition to his exercise of the Option or

SAR. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

     With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

     10. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Awards are authorized to be granted under this Plan, the number and class of Shares then subject to Awards previously granted to Employees under this Plan, and the price per Share payable upon exercise of each Award outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Award granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with such event.

     11. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

     12. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the company, the Plan, Recipients or Eligible Persons are subject. Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Recipient to whom the Award was granted or the holder currently entitled to exercise it.

     13. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

     14. DURATION OF PLAN. Awards may be granted under this Plan only during the 10 years immediately following the original effective date of this Plan.

     15. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

     16. EFFECTIVE DATE. The effective date of this Plan, as amended, shall be the earlier of (i) the date on which the Board adopts the amended Plan or (ii) the date on which the Shareholders approve the amended Plan.

Adopted by the Board of Directors on February 7, 1997
(original Plan adopted by the Board of Directors
September 19, 1994; amendments adopted by the Board of Directors March 1, 1995, September 15, 1995,
March 15, 1996, and October 18, 1996).

Approved by the Shareholders on April 25, 1997
(original Plan approved by the Shareholders
March 1, 1995).

                                                                      APPENDIX C

                                   AMENDMENT
                                     TO THE
                           ROMAC INTERNATIONAL, INC.
                              STOCK INCENTIVE PLAN

     The Romac International, Inc. Stock Incentive Plan ("Plan"), is hereby amended, pursuant to Section 12 thereof, and effective upon adoption by the Shareholders of Romac International, Inc., as follows:

                                       I.

     Section 2(E) of the Plan is deleted in its entirety and the following new
Section 2(E) is substituted therefor:

          (E) "COMMITTEE" means the Stock Incentive Committee appointed by the Board. The Committee shall consist of not less than three (3) members of the Company's Board who (i) are not Employees of the Company, (ii) are "disinterested persons," as that term is defined in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended, or any successor statute or regulation regarding the same subject matter, and (iii) are "outside directors," as that term is defined in Treasury Regulation Section 1.162-27 and as contemplated by Section 162(m) of the Code (dealing with certain employee remuneration in excess of $1 million), or any successor statute or Treasury Regulation regarding the same subject matter.

                                      II.

     Section 6(B) of the Plan is deleted in its entirety and the following new
Section 6(B) is substituted therefor:

          (B) NUMBER OF SHARES. Each Option Agreement shall specify the number of Shares that may be purchased by exercise of the Option. The maximum number of Shares of Common Stock to be granted to any Recipient in any one year shall be limited to 500,000 Shares. This maximum grant is intended to satisfy the requirements of Treasury Regulation Section 1.162-27 and
     Section 162(m) of the Code, or any successor statute or Treasury Regulation regarding the same subject.

                                      III.

     Section 6(C) of the Plan is deleted in its entirety and the following new
Section 6(C) is substituted therefor:

          (C) EXERCISE PRICE. Except as provided in Section 6(L), the exercise price of each Share subject to an Incentive Stock Option shall equal the exercise price designated by the Committee on the Date of Grant, but shall not be less than the Fair Market Value of the Share on the Incentive Stock Option's Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option shall equal the exercise price designated by the Committee on the Date of Grant. However, in the case of Options intended to be Nonqualified Stock Options issued to any officer of the Company subject to the limitations of Section 162(m) of the Code, the exercise price shall be at least one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the Date of Grant, such that the amount of compensation such Employee shall realize on exercise shall be based solely on the increase in the value of the Shares of Common Stock subsequent to the Date of Grant, as required by Treasury Regulation Section 1.162-27. Notwithstanding the foregoing, such exercise price may be less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the Date of Grant if the amount below Fair Market Value is attributable to the attainment of a performance goal that satisfies the requirements of Treasury Regulation Section 1.162-27 and
     Section 162(m) of the Code, or any successor statute or Treasury Regulation regarding the same subject matter.

                                      IV.

     If there shall be any inconsistency between the provisions of this Amendment and the provisions of the Plan, this Amendment shall control.

                                       V.

     This Amendment was executed this            day of                       ,
20  .

                                       ROMAC INTERNATIONAL, INC.

                                       By:
                                         ---------------------------------------
                                           Its:

                                 DETACH HERE

                           ROMAC INTERNATIONAL, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                         ANNUAL MEETING OF SHAREHOLDERS

         The undersigned hereby appoints DAVID L. DUNKEL and WILLIAM L. SANDERS, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock of Romac International, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Romac International, Inc., to be held at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602, on May 5, 2000, at 9:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Meeting and, in their discretion, upon all other matters that may properly come before said Meeting.

         The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

THE SHARES OF THE COMPANY'S COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

         PLEASE MARK
[X]      VOTES AS IN
         THIS EXAMPLE.


1.  Election of Directors, Nominees:

    [ ]  FOR ALL NOMINEES LISTED BELOW
         (except as marked to the contrary below)

    [ ]  WITHHOLD AUTHORITY
         (to vote for all nominees listed below)

INSTRUCTION: To withhold authority to vote for one or more of the nominees listed below, strike a line through the name(s) of the nominee(s) in the list below. Your shares will be voted for the remaining nominee(s).

             Class III                                     Class I
             ---------                                     -------
          W. R. Carey, Jr.                             Howard W. Sutter
           David L. Dunkel
            Karl Vogeler

                                                  FOR     AGAINST     ABSTAIN
2.  Approval of an amendment to the               [ ]       [ ]         [ ]
    Articles of Incorporation of Romac
    International Inc. to change the name of the Company to kforce.com, Inc.

3.  Approval of the Amendments to the             [ ]       [ ]         [ ]
    Company's Stock Incentive Plan.

4.  With discretionary authority on such          [ ]       [ ]         [ ]
    other matters as may properly come
    before the meeting.

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Mark box at right if you will attend the Annual Meeting.     [ ]

Mark box at right if an address change or comment has been
noted on the reverse side of this card.                      [ ]

CONTROL NUMBER:
RECORD DATE SHARES:

                                               --------------------------------
Please be sure to sign and date this Proxy.    Date


-------------------------------------------    --------------------------------
Shareholder sign here                          Co-owner sign here


                                      25